Exhibit (a)(1)(H)
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO Richard L. Dunn, Senior Vice President and CFO (561) 627-7171

Palm Beach Gardens, Florida	September 12, 2005
DYCOM INDUSTRIES, INC. ANNOUNCES ITS INTENTION TO COMMENCE
A DUTCH AUCTION TENDER OFFER TO REPURCHASE UP TO
9,500,000 SHARES OF ITS COMMON STOCK
      PALM BEACH GARDENS, Florida, September 12, 2005 — Dycom Industries, Inc. (NYSE:DY) announced today that it will commence a modified “Dutch Auction” tender offer on September 13, 2005 to purchase up to 9,500,000 shares of its common stock at a price per share not less than $18.50 and not greater than $21.00.
      The number of shares proposed to be purchased in the tender offer represents approximately 19% of the Company’s currently outstanding shares. The purchase will be financed from the proceeds from an offering by the Company of not less than $150,000,000 aggregate principal amount of senior subordinated notes, together with up to $50,000,000 from a combination of amounts borrowed under the Company’s credit agreement with various lenders and Wachovia Bank N.A., as agent, and cash on hand. The closing price per share of the Company’s common stock on the New York Stock Exchange on Friday, September 9, 2005 was $19.07 per share.
      The Company’s directors and executive officers have advised the Company that they do not intend to tender any of their shares in the tender offer.
      The tender offer will expire at 5:00 p.m., New York City time, on Tuesday, October 11, 2005, unless extended by the Company. Tenders of shares must be made on or prior to the expiration of the tender offer and may be withdrawn at any time on or prior to the expiration of the tender offer.
      On the terms and subject to the conditions of the tender offer, the Company’s stockholders will have the opportunity to tender some or all of their shares at a price within the $18.50 to $21.00 per share range. Based on the number of shares tendered and the prices specified by the tendering stockholders, the Company will determine the lowest per share price within the range that will enable it to buy 9,500,000 shares, or such lesser number of shares that are properly tendered and not properly withdrawn. All shares accepted in the tender offer will be purchased at the same determined price per share regardless of whether the stockholder tendered at a lower price. If stockholders properly tender and do not properly withdraw more than 9,500,000 shares at or below the determined price per share, the Company will purchase shares tendered at or below the determined purchase price by those stockholders owning fewer than 100 shares, without pro ration, and all other shares tendered at or below the determined purchase price will be purchased on a pro rata basis, subject to the conditional tender offer provisions described in the offer to purchase that is being distributed to stockholders. Stockholders whose shares are purchased in the tender offer will be paid the determined purchase price, net in cash, without interest, promptly after the expiration of the tender offer period.
      The tender offer is not contingent upon any minimum number of shares being tendered. The tender offer is, however, subject to a number of other terms and conditions described in the offer to purchase that is being distributed to stockholders, including the closing of an offering by the Company of not less than $150,000,000 aggregate principal amount of senior subordinated notes.
      None of the Company, its Board of Directors, the Dealer Managers, or the information agent makes any recommendations to stockholders as to whether to tender or refrain from tendering their shares into the tender offer. Stockholders must decide how many shares they will tender, if any, and the price within the stated range at which they will offer their shares for purchase by the Company.
      The Dealer Managers for the tender offer are Goldman, Sachs & Co. and Merrill Lynch & Co., and the information agent is Georgeson Shareholder Communications Inc. The depositary is Wachovia Bank, N.A. The offer to purchase, letter of transmittal and related documents are being mailed to stockholders of record and also will be made available for distribution to beneficial owners of the Company’s common stock. For questions and information, please call the information agent toll free at (866) 203-1198.

      THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF DYCOM INDUSTRIES COMMON STOCK. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT THE COMPANY WILL SHORTLY BE DISTRIBUTING TO ITS STOCKHOLDERS AND FILING WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. STOCKHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON “SCHEDULE TO”, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT THE COMPANY WILL SHORTLY BE FILING WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR BY CALLING GEORGESON SHAREHOLDER COMMUNICATIONS INC., THE INFORMATION AGENT FOR THE TENDER OFFER, TOLL-FREE AT (866) 203-1198. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.
      Dycom is a leading provider of specialty contracting services throughout the United States. These services include engineering, construction, maintenance and installation services to telecommunications providers, underground locating services to various utilities, including telecommunications providers, and other construction and maintenance services to electric utilities and others.
      This press release contains forward-looking statements, including those regarding the self tender, as contemplated by the 1995 Private Securities Litigation Reform Act. These statements are based on management’s current expectations, estimates and projections. Forward-looking statements are subject to risks and uncertainties that may cause actual results in the future to differ materially from the results projected or implied in any forward-looking statements contained in this press release. Such risks and uncertainties include: response to the tender offer, market conditions, satisfaction of closing conditions, business and economic conditions in the telecommunications industry affecting our customers, the anticipated outcome of other contingent events, including litigation, liquidity needs and the availability of financing, as well as other risks detailed in our filings with the Securities and Exchange Commission. We do not undertake to update forward-looking statements.

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